            Portions of this Exhibit 10.1 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

================================================================================



                       AMENDED AND RESTATED COLLABORATIVE
                         RESEARCH AND LICENSE AGREEMENT


                                  BY AND AMONG


                          HOECHST MARION ROUSSEL, INC.,


                           HOECHST AKTIENGESELLSCHAFT


                                       AND


                             ONCOGENE SCIENCE, INC.







                          EFFECTIVE AS OF APRIL 1, 1997



================================================================================

                                TABLE OF CONTENTS


                                                                                        Page
                                                                                        ----
1.    Definitions ........................................................................ 2
      1.1     "Affiliate" ................................................................ 2
      1.2     "Allocated Overhead".......................................................  3
      1.3     "Compound". ................................................................ 3
      1.4     "Contract Period Research Plan"............................................  4
      1.5     "Contract Period" .......................................................... 4
      1.6     "Effective Date". .......................................................... 4
      1.7     "Event of Termination"...................................................... 4
      1.8     "Funding Payments".........................................................  4
      1.9     "HMRI Identified Target".................................................... 4
      1.10    "HMRI Patents" ............................................................. 4
      1.11    "HMRI Product". ............................................................ 5
      1.12    "HOECHST Identified Target"................................................. 5
      1.13    "HOECHST Patents" .......................................................... 5
      1.14    "HOECHST Product"........................................................... 5
      1.15    "HOECHST Technology"........................................................ 6
      1.16    "HOECHST Group Confidential Information".................................... 6
      1.17    "HOECHST Group Identified Target"........................................... 6
      1.18    "HOECHST Group Patents"..................................................... 6
      1.19    "HOECHST Group Product"..................................................... 7
      1.20    "HOECHST Group Technology".................................................. 8
      1.21    "HRPI Identified Target".................................................... 8
      1.22    "HRPI Patents" ............................................................. 8
      1.23    "HRPI Product". ............................................................ 8
      1.24    "HRPI Technology" .......................................................... 9
      1.25    "Identified Targets"........................................................ 9
      1.26    "Improvements" ............................................................. 9
      1.27    "Joint Technology"..........................................................10
      1.28    "Net Sales" ................................................................10
      1.29    "OSI Confidential Information"..............................................11
      1.30    "OSI Option Patents"........................................................11
      1.31    "OSI Patents" ..............................................................11
      1.32    "Products". ................................................................12
      1.33    "OSI Option Technology".....................................................12
      1.34    "OSI Technology": ..........................................................12
      1.35    "Research Committee"........................................................12
      1.36    "Research Program"..........................................................13
      1.37    "Technology". ..............................................................13
      1.38    "Third Party". .............................................................13

      1.39    "Valid Claim" .................................................................................13

2.    Collaborative Research Program ........................................................................14
      2.1     Research Plan. ................................................................................14
      2.2     Exclusivity. ..................................................................................14
      2.3     Research Committee.............................................................................15
              2.3.1   Purpose:...............................................................................15
              2.3.2   Membership.............................................................................16
              2.3.3   Chair..................................................................................17
              2.3.4   Meetings...............................................................................17
              2.3.5   Minutes................................................................................17
              2.3.6   Decisions..............................................................................17
              2.3.7   Expenses...............................................................................18
              2.3.8   Subcommittees..........................................................................18
      2.4     Reports and Materials..........................................................................18
              2.4.1   Reports:...............................................................................18
              2.4.2   Materials..............................................................................18
      2.5     Laboratory Facilities and Personnel............................................................19
      2.6     Diligent Efforts: .............................................................................19

3.    Funding of the Research Program. ......................................................................20
      3.1     Contract Period Funding........................................................................20
              3.1.1.  .......................................................................................21
              3.1.2.  .......................................................................................21
              3.1.3   .......................................................................................21
              3.1.4   .......................................................................................22
              3.1.5   .......................................................................................22
              3.1.6   .......................................................................................23
      3.2     Commercialization Fees.........................................................................23

4.    Treatment of Confidential Information..................................................................23
      4.1     Confidentiality. ..............................................................................23
              4.1.1    ......................................................................................23
              4.1.2.   ......................................................................................24
              4.1.3    ......................................................................................25
      4.2     Publication ...................................................................................25
      4.3     Publicity .....................................................................................25
      4.4     Disclosure of Inventions.......................................................................25
      4.5     Restrictions on Transferring Materials.........................................................26
      4.6     Permitted Use of Confidential Information:.....................................................26

5.    Licenses and Royalties. ...............................................................................28
      5.1     Grant of Licenses..............................................................................28
      5.2     Paid-Up License ...............................................................................28

      5.3     Obligations. ................................................................................29
      5.4     Sublicenses .................................................................................29
      5.5     Rights to Product Improvements...............................................................29
      5.6     Technical Assistance.........................................................................30
      5.7     Royalties, Payments of Royalties, Accounting for Royalties, Records..........................30
              5.7.1    HOECHST Group Patented Products.....................................................30
              5.7.2    HMRI Patented Products..............................................................32
              5.7.3    Technology..........................................................................32
              5.7.4    Single Royalty......................................................................33
              5.7.5    Third Party Royalties...............................................................33
              5.7.6    Payment Dates.......................................................................34
              5.7.7    Accounting..........................................................................34
              5.7.8    Records.............................................................................34
              5.7.9    Withholding Taxes...................................................................35
      5.8     Representation and Warranty..................................................................36
      5.9     Option for License...........................................................................36
      5.10    Definitions..................................................................................37

6.    Provisions Concerning the Filing, Prosecution and Maintenance of Patent Rights.......................40
      6.1     OSI Filing, Prosecution and Maintenance......................................................40
      6.2     HOECHST Group Filing, Prosecution and Maintenance............................................41
      6.3     Reimbursement of Expenses....................................................................43
      6.4     Patent Extensions ...........................................................................44
      6.5     Legal Action. ...............................................................................44
              6.5.1    Actual or Threatened Disclosure or Infringement.....................................44
              6.5.2    Defense of Infringement Claims......................................................45
              6.5.3    Hold Harmless.......................................................................47
              6.5.4    Third Party Licenses................................................................47

7.    Other Rights of the Parties. ........................................................................48
      7.1     Other OSI Ventures...........................................................................48
      7.2     Acquisition of Rights from Third Parties.....................................................49

8.    Term, Extension, Termination and Disengagement.......................................................49
      8.1     Term              ...........................................................................49
      8.2     Events of Termination........................................................................49
      8.3     Termination. ................................................................................50
              8.3.1             ...........................................................................50
              8.3.2             ...........................................................................50
      8.4     Termination by the HOECHST Group.............................................................51

9.    Representations and Warranties ......................................................................51
      9.1..................................................................................................51
      9.2..................................................................................................51


      9.3...................................................................................................52
      9.4...................................................................................................52
      9.5...................................................................................................52

10.   Covenants of OSI. ....................................................................................52
      10.1   Affirmative Covenants of OSI Other Than Reporting Requirements.................................53
             10.1.1    .....................................................................................53
             10.1.2    .....................................................................................53

11.   Dispute Resolution. ..................................................................................53
      11.1   Mediation Committee............................................................................53
      11.2   Non-Arbitrable Issues..........................................................................54
      11.3   Scope of Arbitration...........................................................................54
      11.4   Arbitration Panel..............................................................................54
             11.4.1    Selection............................................................................55
             11.4.2    Qualifications.......................................................................55
             11.4.3    Failure to Name......................................................................55
             11.4.4    Right to Select Replacement..........................................................55
      11.5   Designation of Rules, Situs, Governing Law.....................................................56
             11.5.1    Designation of Rules.................................................................56
             11.5.2    Situs................................................................................56
             11.5.3    Governing Law........................................................................56
      11.6   Procedure. ....................................................................................56
             11.6.1    Conciliation Period .................................................................56
             11.6.2    Notice of Arbitration ...............................................................57
             11.6.3    Response  ...........................................................................57
             11.6.4    Discovery ...........................................................................57
             11.6.5    Record    ...........................................................................58
             11.6.6    Attendance at Hearing ...............................................................58
             11.6.7    Postponement of Hearing .............................................................58
             11.6.8    Post-Hearing Filings ................................................................59
             11.6.9    Award Opinion .......................................................................59
             11.6.10   Rehearing  ..........................................................................59
             11.6.11   Confidentiality .....................................................................59
             11.6.12   Waiver ..............................................................................60
      11.7   Authority of Arbitrators.......................................................................60
             11.7.1    Awards...............................................................................60
             11.7.2    Modification of Article 11...........................................................60
      11.8   Awards. .......................................................................................60
             11.8.1    Judgment.............................................................................60
             11.8.2    Fees and Expenses ...................................................................60

12.   Notices ..............................................................................................61

13.   Governing Law ........................................................................................62

14.   Termination of HRPI-OSI Agreement and HOECHST-OSI Agreement...........................................62

15.   Miscellaneous. .......................................................................................62
      15.1   Binding Effect ................................................................................62
      15.2   Headings ......................................................................................63
      15.3   Counterparts ..................................................................................63
      15.4   Amendment; Waiver; etc.........................................................................63
      15.5   No Third Party Beneficiaries...................................................................63
      15.6   Assignment and Successors......................................................................63
      15.7   Compliance with Antitrust/Competition Law......................................................64

                   AMENDED AND RESTATED COLLABORATIVE RESEARCH
                              AND LICENSE AGREEMENT

            This AMENDED AND RESTATED COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "Agreement") effective as of April 1, 1997, by and among HOECHST MARION ROUSSEL, INC. ("HMRI"), a Delaware corporation, formerly named MARION MERRELL DOW INC. ("MMD"), with its principal offices at 10236 Marion Park Drive, Kansas City, Missouri 64137-1406, HOECHST AKTIENGESELLSCHAFT ("HOECHST"), a German company with the address of D-65926 Frankfurt am Main, Germany (HOECHST and HMRI are sometimes together referred to herein as the "HOECHST Group"), and ONCOGENE SCIENCE, INC. ("OSI"), a Delaware corporation, with its principal office at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553.

            WHEREAS, HMRI and OSI are the original parties to this agreement as of December 11, 1992 (the "HMRI-OSI Agreement");

            WHEREAS, HOECHST and OSI are parties to that certain Collaborative Research Agreement dated as of January 4, 1993 (the "HOECHST-OSI Agreement");

            WHEREAS, HOECHST-ROUSSEL PHARMACEUTICALS, INC. ("HRPI"), the corporate existence of which terminated as the result of a merger of HRPI with and into HMRI effective January 1, 1996, and OSI are parties to that certain Collaborative Research Agreement dated as of October 1, 1993 (the "HRPI-OSI Agreement");

            WHEREAS, OSI has certain proprietary technology for identifying the effect of compounds on genes and gene products which is useful in the process of developing products for the treatment of human diseases;

            WHEREAS, the HOECHST Group has the capability to undertake research for the discovery and evaluation of agents for treatment of disease and also the capability for clinical analysis, manufacturing and marketing of such agents;

            WHEREAS, the HOECHST Group and OSI wish to collaborate in research described in this Agreement; and

            WHEREAS, the HOECHST Group and OSI wish to consolidate the HOECHST-OSI Agreement, the HRPI-OSI Agreement and the HMRI-OSI Agreement by amending and restating the HMRI-OSI Agreement to include such agreements, as well as certain new agreements between the HOECHST Group and OSI, thereby terminating each of the HOECHST-OSI Agreement and the HRPI-OSI Agreement.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

            1. Definitions

            Whenever used in this Agreement, the terms defined in this Article 1 shall have the meanings specified.

            1.1 "Affiliate" means any corporation or other legal entity owning, directly or indirectly, fifty percent or more of the voting capital shares or similar voting securities of HOECHST, HMRI or OSI; any corporation or other legal entity fifty percent or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by HOECHST, HMRI or OSI; or any corporation or other legal entity fifty percent or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent or more of the voting capital shares or similar voting securities of HOECHST, HMRI or OSI. Notwithstanding the foregoing, an Affiliate shall not be deemed to include a corporation or legal entity which is not actually controlled by HOECHST or HMRI, on the one hand (for example, without limitation, Copley Pharmaceutical, Inc. or its respective subsidiaries), or OSI, on the other hand.

            1.2 "Allocated Overhead" means the amount of overhead, including general and administrative costs, determined in accordance with generally accepted accounting principles, incurred by OSI and allocated to the Research Program in the same proportion that the total man-hours of work performed in the Research Program bears to the total man-hours of work performed in all OSI research programs, or such other customary allocation basis or overhead recovery basis that may be agreed in writing between the parties.

            1.3 "Compound" shall mean any compound or derivative thereof, the human therapeutic use of which has been identified or discovered in the course of conducting the Research Program.

            1.4 "Contract Period Research Plan" means the written research plan to be carried out during the Contract Period by OSI pursuant to this Agreement as described in Section 2.1.

            1.5 "Contract Period" means the period beginning at the Effective Date and continuing for sixty months, unless terminated as provided in this Agreement.

            1.6 "Effective Date" is April 1, 1997.

            1.7 "Event of Termination" has the meaning set forth in Section 8.2.

            1.8 "Funding Payments" has the meaning set forth in Article 3.

            1.9 "HMRI Identified Target" means a HMRI target which has been identified to be the subject of research carried out under the Research Program, as set forth on Exhibit A-1.

            1.10 "HMRI Patents" shall mean the patents and patent applications owned or filed by HMRI or HOECHST both foreign and domestic, arising (i) in the course of conducting the Research Program with respect to the HMRI Identified Targets or (ii) from the use of drug discovery technology developed in the course of conducting the Research Program with respect to the HMRI Identified Targets, which relate to the research, development, manufacture, composition of compounds and derivatives, use or sale of Compounds, including, without limitation, all substitutions, extensions, Supplementary Protection Certificates, reissues, renewals, divisions, continuations, continuations in part, utility models and certificates of invention thereof, all of which shall be from time to time identified to the Research Committee.

            1.11 "HMRI Product" means a product containing a Compound sold for the treatment or management of any disease state in a human patient or any other human therapeutic indication directed to an HMRI Identified Target; provided, however, that HMRI Product shall not include a chemical compound identified by HMRI as effective for an indication by means other than the Research Program even if such compound is tested as part of Research Program (a "HMRI Prior Compound"). If an HMRI Prior Compound is included for testing in the Research Program by mutual agreement, the applicable royalty shall be ** the normal royalty.

            1.12 "HOECHST Identified Target" means a HOECHST target which has been identified to be the subject of research carried out under the Research Program, as set forth on Exhibit A-2.

            1.13 "HOECHST Patents" shall have the meaning set forth in Section 5.10(g) herein.

            1.14 "HOECHST Product" means any product for the treatment or management of any disease state in a human patient or any other human therapeutic indication directed to a HOECHST Identified Target identified in the course of the Research Program.

-----------------

**    This portion redacted pursuant to a request for confidential treatment.

                  1.15     "HOECHST Technology" has the meaning set forth in
Section 5.10(c) herein.

                  1.16 "HOECHST Group Confidential Information" means all information about any element of HOECHST Group Technology, HRPI Technology or HOECHST Technology which is disclosed by HMRI, HOECHST or HRPI to OSI and designated "Confidential" in writing at the time of such disclosure to the extent that such information as of the date of such disclosure is not (i) known to OSI other than by virtue of a prior confidential disclosure to OSI by HMRI, HOECHST or HRPI, as the case may be, or (ii) disclosed in the published literature, or otherwise generally known to the public, or (iii) obtained from a Third Party that has no obligation of confidentiality to HMRI, HOECHST or HRPI. The HOECHST Group Confidential Information shall also include all HOECHST Improvements and HMRI Improvements.

                  1.17 "HOECHST Group Identified Target" means a target of either member of the HOECHST Group that has been identified to be the subject of research carried out under the Research Program during the Contract Period. The initial HOECHST Group Identified Targets are set forth in Exhibit A-3, as the same may be modified from time to time.

                  1.18 "HOECHST Group Patents" shall mean the patents and patent applications owned or filed by either member of the HOECHST Group, both foreign and domestic, arising (i) in the course of conducting the Research Program with respect to the HOECHST Group Identified Targets or (ii) from the use of drug discovery technology developed in the course of conducting the Research Program with respect to the HOECHST Group Identified Targets, which relate to the research, development, manufacture, composition of compounds and derivatives, use or sale of Compounds, including, without limitation, all substitutions, extensions, Supplementary Protection Certificates, reissues, renewals, divisions, continuations, continuations in part, utility models and certificates of invention thereof, all of which shall be from time to time identified to the Research Committee.

                  1.19 "HOECHST Group Product" means a product containing a Compound sold for the treatment or management of any disease state in a human patient or any other human therapeutic indication directed to a HOECHST Group Identified Target; provided, however, that HOECHST Group Product shall not include a chemical compound identified by either member of the HOECHST Group as effective for an indication by means other than the Research Program even if such compound is tested as part of the Research Program (a "HOECHST Group Prior Compound"). If a HOECHST Group Prior Compound is included for testing in the Research Program by mutual agreement, the applicable royalty shall be ** the normal royalty.


-----------------

**    This portion redacted pursuant to a request for confidential treatment.

                  1.20 "HOECHST Group Technology" means Technology that is or was:

                           (a)      developed by employees of, or consultants
to, either member of the HOECHST Group alone or jointly with Third Parties prior to January 1, 1993 or since that date in the course of activities not related to the Research Program; or

                           (b)      acquired by purchase, license, assignment or
other means from Third Parties by either member of the HOECHST Group prior to January 1, 1993 or since that date that would not be otherwise part of Joint Technology, but only to the extent that such member of the HOECHST Group is legally entitled to disclose such acquired Technology and use it in the Research Program.

                  1.21 "HRPI Identified Target" means a HRPI target which has been identified to be the subject of research carried out under the Research Program, as set forth on Exhibit A-4.

                  1.22     "HRPI Patents" shall have the meaning set forth in
Section 5.10(f) herein.

                  1.23 "HRPI Product" means a product for the treatment or management of any disease state in a human patient or any other human therapeutic indication directed to a HRPI Identified Target identified in the course of the Research Program.

                  1.24     "HRPI Technology" has the meaning set forth in
Section 5.10(d) herein.

                  1.25 "Identified Targets" means collectively the HOECHST Group Identified Targets, the HMRI Identified Targets, the HOECHST Identified Targets and the HRPI Identified Target. If an Identified Target is subsequently abandoned by a decision of the Research Committee, it will no longer be considered an Identified Target or be subject to this Agreement.

                  1.26 "Improvements" means any and all inventions, discoveries, methods, ideas, works of authorship, know-how, show-how, data, clinical and preclinical results, information, and any physical, chemical or biological material, including any replication or any part of such material, techniques and Technology, whether or not patentable or subject to other forms of protection, which (i) are made, created, developed, written, conceived, or reduced to practice, or which are licensed or otherwise acquired from Third Parties (to the extent the agreeing party is legally enabled to disclose and use the same in the Research Program), in the course of, arising out of, or as a result of any party's research (a) in the course of conducting the Research Program or (b) using drug discovery technology developed in the course of conducting the Research Program, and (ii) are related to HMRI Identified Targets or HOECHST Group Identified Targets. Improvements includes all rights relating to the protection of trade secrets and confidential information, and any right analogous to those set forth herein, which relate to, are embodied in or are appurtenant to such discoveries, methods, ideas, etc.

                  In accordance with the United States laws of inventorship, OSI, HMRI and HOECHST, shall each own the entire right, title and interest in and to any Improvements made or discovered solely by its respective employees (the "OSI Improvements," the "HMRI Improvements," and the "HOECHST Improvements" respectively) and OSI, on the one hand, and either or both of HMRI and HOECHST, on the other hand, shall own jointly all Improvements made or discovered jointly by their respective employees (the "Joint Improvements"). Each party represents and agrees that all employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated to assign to such party or as such party shall direct, all Improvements made or developed by such employee or other person. In the case of Joint Improvements, OSI, HMRI and HOECHST, as the case may be, agree to undertake to enforce such obligations (including, where appropriate, by legal action) considering, among other things, the commercial value of such Joint Improvements.

                  1.27 "Joint Technology" shall mean Joint Improvements as defined in Section 1.26.

                  1.28 "Net Sales" means the gross amount invoiced by a member of the HOECHST Group or its Affiliate or sublicensee for arm's-length sales to a Third Party of HOECHST Group Products or HMRI Products after deducting normal and customary trade discounts actually allowed or taken including Prime Vendor and Medicaid rebates and profit drawback taxes such as are imposed in the United Kingdom, returns, credits, customs duties, or taxes the legal incidence of which is on the purchaser and separately shown on the member of the HOECHST Group's or its Affiliate's or sublicensee's invoices and transportation, insurance and postage charges, if prepaid by the member of the HOECHST Group or its Affiliate or sublicensee and billed on the member of the HOECHST Group's or its Affiliate's or sublicensee's invoices as a separate item.

                  1.29 "OSI Confidential Information" means all information about any element of the OSI Technology or OSI Option Technology which is disclosed by OSI to HMRI, HOECHST or HRPI and designated "Confidential" in writing by OSI at the time of such disclosure to the extent that such information as of the date of such disclosure is not (iii) known to HMRI, HOECHST or HRPI, as the case may be, other than by virtue of a prior confidential disclosure to HMRI, HOECHST or HRPI, as the case may be, by OSI or
(iv) disclosed in the published literature, or otherwise generally known to the public, or (v) obtained from a Third Party that has no obligation of confidentiality to OSI. OSI Confidential Information shall also include all OSI Improvements.

                  1.30 "OSI Option Patents" shall have the meaning set forth in Section 5.10(e) herein.

                  1.31 "OSI Patents" shall mean the patents and patent applications owned or filed by OSI, both foreign and domestic, arising (i) in the course of conducting the Research Program or (ii) from the use of drug discovery technology developed in the course of conducting the Research Program, which relate to the research, development, manufacture, use or sale of Compounds, including, without limitation, all substitutions, extensions, Supplementary Protection Certificates, reissues, renewals, divisions, continuations, continuations in part, utility models and certificates of invention thereof, all of which shall be from time to time identified to the Research Committee; provided, however, that OSI Patents shall not include OSI Option Patents.

                  1.32 "Products" means collectively the HOECHST Group Products, the HMRI Products, the HOECHST Products and the HRPI Products.

                  1.33     "OSI Option Technology" has the meaning set forth in
Section 5.10(a) herein.

                  1.34     "OSI Technology" means Technology that is or was:

                           (a)      developed by employees of, or consultants
to, OSI alone or jointly with Third Parties prior to January 1, 1993 or since that date in the course of activities not related to the Research Program; or

                           (b)      acquired by purchase, license, assignment or
other means from Third Parties by OSI prior to January 1, 1993 or since that date that would not be otherwise part of Joint Technology, but only to the extent that OSI is legally entitled to disclose such acquired Technology and use it in the Research Program.

                  1.35     "Research Committee" has the meaning specified in
Section 2.3.

                  1.36 "Research Program" is the collaborative research program conducted by HMRI, HOECHST and OSI pursuant to this Agreement, the HMRI-OSI Agreement or the HOECHST-OSI Agreement or the HRPI-OSI Agreement.

                  1.37 "Technology" means and includes all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results and any physical, chemical or biological material that pertain to the development of human therapeutic products, including all laboratory notebooks, research plans, cultures, strains, vectors, genes and gene fragments and their sequences, cell lines, hybridoma cell lines, monoclonal and polyclonal antibodies, proteins and protein fragments, non-protein chemical structures and methods for synthesis, structure-activity relationships, computer models of chemical structures, computer software, assay methodology, processes, materials and methods for production, recovery and purification of nature products, formulas, plans, specifications, characteristics, equipment and equipment designs, marketing surveys and plans, business plans, know-how, experience and trade secrets.

                  1.38 "Third Party" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity, other than the parties hereto and their respective Affiliates and predecessors.

                  1.39 "Valid Claim" means a claim of an issued patent so long as such claim shall not have been disclaimed by both (i) HMRI or HOECHST and (ii) OSI, or shall not have been held invalid or unenforceable in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

         2.       Collaborative Research Program

                  2.1 Research Plan. The Contract Period Research Plan for the next succeeding year shall be prepared each year and approved by the Research Committee, and set forth with the minutes of a meeting of the Research Committee, held prior to the end of the current year. The Contract Period Research Plan for calendar year 1996 is set forth with minutes of the meeting of the Research Committee held on March 6, 1997.

                  2.2      Exclusivity.

                           (a)      OSI agrees that during the Research Program
neither OSI nor any of its Affiliates shall conduct research itself or sponsor any other research, or engage in any research sponsored by any Third Party if the research relates to an Identified Target, unless agreed to and confirmed in writing by the Research Committee. If OSI becomes aware during the Contract Period of an opportunity which it desires to pursue to sponsor other research having any of the objectives of the Research Program or to engage in such research sponsored by a Third Party, it shall promptly notify the HOECHST Group of such opportunity, and the HOECHST Group and OSI shall consider whether such opportunity can be incorporated into the Research Program or otherwise used to further the purposes of the Research Program to their mutual advantage.

                           (b)      The HOECHST Group agrees that during the
Contract Period neither HMRI, HOECHST nor any of their Affiliates shall sponsor any other research, or engage in any research involving any Third Party, using the gene transcription method described in the Contract Period Research Plan to an Identified Target, if the objectives of such research are the discovery of novel human therapeutic products, unless agreed to and confirmed in writing by the Research Committee. If the HOECHST Group becomes aware during the Contract Period of an opportunity which it desires to pursue to sponsor other research having any of the objectives of the Research Program or to engage in such research sponsored by a Third Party, it shall promptly notify OSI of such opportunity, and the HOECHST Group and OSI shall consider whether such opportunity can be incorporated into the Research Program or otherwise used to further the purposes of the Research Program to their mutual advantage.

                           (c)      The provisions of this Section 2.2 shall not
apply to Identified Targets that have been eliminated from the Research Program by the Research Committee.

                  2.3      Research Committee.

                           2.3.1    Purpose. The parties shall establish a
Research Committee for the following purposes:

                                    (a)      to review and evaluate progress
under the Contract Period Research Plan;

                                    (b)      to direct the implementation of the
Contract Period Research Plan;

                                    (c)      to modify the Contract Period
Research Plan as appropriate, to add or delete Identified Targets and to coordinate and monitor publication of research results obtained from the exchange of information and materials that relate to the Research Program;

                                    (d)      to prepare and approve the Contract
Period Research Plan for each calendar year in advance of the beginning of such calendar year during the Contract Period; and

                                    (e)      to determine the origination and
derivation of a HOECHST Group Product for purposes of Section 5.7.1 hereof.

                           2.3.2    Membership. The HOECHST Group and OSI each
shall appoint, in its sole discretion, four members to the Research Committee. Substitutes may be appointed at any time. The members initially shall be:

         HOECHST Group Appointees            OSI Appointees

                  **                               **

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                                      -16-

                           2.3.3    Chair. The Research Committee shall be
chaired by one of the members appointed by the HOECHST Group. The co-chair shall be appointed by OSI. The chair and the co-chair shall work together to establish the agenda for meetings and to coordinate the Research Program and follow-up actions.

                           2.3.4    Meetings. The Research Committee shall meet
at least three times per year, at places and on dates selected by each party in turn. Representatives of the HOECHST Group or OSI or both, in addition to members of the Research Committee, may attend such meetings at the invitation of either party.

                           2.3.5    Minutes. The Research Committee shall keep
accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. The minutes shall be delivered in draft form to all Research Committee members within five (5) working days after each meeting. The party hosting the meeting shall be responsible for the preparation of the minutes. Draft minutes shall be edited by the chair and shall be issued in final form only with the chair's approval and agreement. The minutes for each calendar year shall include the approved Contract Period Research Plan for the next succeeding calendar year and a report on progress under the Contract Period Research Plan then in effect.

                           2.3.6    Decisions. All technical decisions of the
Research Committee shall be made by majority of the members. In the event of a tie vote the chair shall have an additional determinative vote.

                           2.3.7    Expenses. The HOECHST Group and OSI shall
each bear all expenses of their respective members related to the participation on the Research Committee.

                           2.3.8    Subcommittees. The Research Committee shall
have authority to appoint subcommittees and delegate to such subcommittees powers and duties determined by the Research Committee.

                  2.4      Reports and Materials

                           2.4.1    Reports. During the Research Program, OSI
shall furnish to the Research Committee:

                           (a)      summary reports within fifteen (15) days
after the end of each three-month period, commencing on the Effective Date, describing its progress under the Research Program; and

                           (b)      comprehensive written reports within thirty
(30) days after the end of each calendar year, describing in detail the work accomplished by it under the Research Program during the year and discussing and evaluating the results of such work.

                           2.4.2    Materials. OSI and the HOECHST Group shall,
during the Contract Period as a matter of course as described in the Contract Period Research Plan or upon the oral or written request of a party, furnish to the requesting party samples of biochemical, biological or synthetic chemical materials (hereafter "Materials") which are part of the Joint Technology, or which are part of OSI Technology, OSI Option Technology, HOECHST Group Technology, HOECHST Technology or HRPI Technology, and which are necessary for each party to carry out its responsibilities under the Contract Period Research Plan. To the extent that the quantities of Materials requested by a party exceed the quantities set forth in the Contract Period Research Plan, the requesting party shall reimburse the party that furnished the Materials for the reasonable costs of such Materials.

                  2.5 Laboratory Facilities and Personnel. OSI shall provide suitable laboratory facilities, equipment and personnel for the work to be done by OSI in carrying out the Research Program.

                  2.6 Diligent Efforts. The HOECHST Group and OSI each shall use diligent efforts to achieve the objectives of the Research Program. To achieve the objectives of the Research Program, the HOECHST Group will specifically use diligent efforts consistent with products of like potential and consistent with reasonable commercial judgment:

                           (a)      to advance the pharmacological assessment of
Compounds identified by OSI or either member of the HOECHST Group in order to select those worthy of further investigation;

                           (b)      to determine the chemical structure of each
Compound and to make related compounds to determine the relationship between structure and activity and to identify potential development candidates;

                           (c)      to select development candidates;

                           (d)      to assess safety and efficacy of the
selected development candidates in animals and in human patients under conditions designed to yield data suitable for inclusion in approval applications to be submitted to the U.S. Food and Drug Administration; and

                           (e)      to develop manufacturing methods and
pharmaceutical formulations for those selected candidates.

         3.       Funding of the Research Program.

                  3.1 Contract Period Funding. The HOECHST Group shall pay OSI's total actual research costs in carrying out the Contract Period Research Plan, plus Allocated Overhead, plus ** of the sum of the actual research costs and the Allocated Overhead (the "Funding Payments"). In addition to the Funding Payments, the HOECHST Group shall pay to OSI (a) the amount of ** on each of October 1, 1997 and October 1, 1998, which amount represents deferred payments under the HRPI-OSI Agreement, and (b) the amount of ** on February 28, 1998, which amount represents a deferred payment

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**    This portion redacted pursuant to a request for confidential treatment.

under the HOECHST-OSI Agreement (all three payments collectively, the "Deferred Payments"). The total amount of Funding Payments and Deferred Payments shall not exceed ** in any calendar year (unless agreed to by all parties), which amount shall be prorated for partial years.

                           3.1.1    Prior to the beginning of each calendar year
(or part thereof) during the Contract Period, the Research Committee shall approve a budget which shall set forth the work to be accomplished during each calendar quarter and the payment to be made. The budget so created will be in form and detail as the Research Committee shall determine and shall be delivered to both parties in time to be included in each party's internal budgeting process.

                           3.1.2    All Funding Payments shall be made quarterly
in advance for work scheduled to be performed by OSI during any calendar quarter, against OSI's invoice for such budgeted amount. Adjustments as necessary to reflect the work actually performed by OSI shall be made at the end of each calendar quarter. Within 30 days of the close of a calendar quarter, OSI shall invoice the HOECHST Group for the amount actually spent by OSI during the quarter. If actual expenditures are less than the prepayment, OSI shall pay the HOECHST Group at the date of the invoice the difference. If actual expenditures as approved by the Research Committee exceed the prepayment, the HOECHST Group shall pay OSI the difference within 30 days of the date of the invoice.

                           3.1.3    The amount of the Funding Payment for each
quarter shall be based on the work in progress pursuant to the Contract Period Research Plan and the


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                                      -21-
associated annual budget; provided, however, that the aggregate amount of Funding Payments and Deferred Payments made in any calendar year shall not exceed **.

                           3.1.4    Each Funding Payment shall be paid on the
first day of the quarter or ten (10) days after receipt of invoice, whichever is later.

                           3.1.5    OSI shall keep for three (3) years from the
expiration of this Agreement complete and accurate records of its expenditures of Funding Payments received by it. The records shall conform to generally accepted accounting principles as applied to a similar company similarly situated. The HOECHST Group shall have the right at its own expense during the term of this Agreement and during the subsequent three-year period to obtain from the independent certified public accountant employed by OSI for public reporting purposes an audit of said records to verify the accuracy of such expenditures, pursuant to the Contract Period Research Plan. OSI shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, upon reasonable notice from the HOECHST Group to the extent reasonably necessary to verify the accuracy of the expenditures and required reports. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. The HOECHST Group agrees to hold in strict confidence all information concerning such expenditure, other than their total amounts, and all information learned in the course of any audit or inspection, except to the extent that it is necessary for the HOECHST Group to reveal the information in order to enforce any rights it may have pursuant to this


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**      This portion redacted pursuant to a request for confidential treatment.

Agreement or if disclosure is required by law. The failure of the HOECHST Group to request verification of any expenditures before or during the three-year period shall be considered acceptance of the accuracy of such expenditures, and OSI shall have no obligation to maintain any records pertaining to such report or statement beyond the three-year period.

                           3.1.6    The parties agree that all payments made to
OSI pursuant to this Section 3.1 constitute contract research expenses under
Section 41 of the Internal Revenue Code of 1986.

                  3.2 Commercialization Fees. OSI acknowledges that HMRI paid OSI a commercialization fee of ** for the right to commercialize in the United States, its territories and possessions the first Product. The commercialization fee was deemed earned by OSI and was payable ** at the execution of the HMRI-OSI Agreement and ** within 30 days of the beginning of the Contract Period (as defined in the HMRI-OSI Agreement) of the HMRI-OSI Agreement. Such payments when made were non-refundable.

         4.       Treatment of Confidential Information.

                  4.1      Confidentiality.

                           4.1.1    The HOECHST Group and OSI recognize that
Confidential Information constitutes highly valuable proprietary, confidential information.

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**    This portion redacted pursuant to a request for confidential treatment.

Subject to the disclosure obligations set forth in Sections 4.3 and 4.4 and publication rights set forth in Section 4.2, (i) each of HMRI and HOECHST agrees that during the period of the Research Program and for five (5) years thereafter, they will keep confidential, and will cause its Affiliates to keep confidential, all OSI Confidential Information, nor shall HMRI, HOECHST or any of their Affiliates use OSI Confidential Information except as expressly permitted in this Agreement and (ii) OSI agrees that during the period of the Research Program and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all HOECHST Group Confidential Information, nor shall OSI or any of its Affiliates use HOECHST Group Confidential Information except as expressly permitted in this Agreement.

                           4.1.2    The HOECHST Group and OSI acknowledge that
the OSI Confidential Information and HOECHST Group Confidential Information is highly valuable, proprietary, confidential information, and each party agrees that any disclosure of another party's Confidential Information to any officer, employee, agent or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Each party agrees not to disclose the other's Confidential Information to any Third Parties (other than consultants) under any circumstance without written permission. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as they would customarily take to preserve the confidentiality of their own confidential information.

                           4.1.3    Each party represents that all of its
employees participating in the Research Program who shall have access to the other party's Confidential Information are bound, by agreement to maintain such information in confidence. Consultants will be similarly bound.

                  4.2 Publication. Section 4.1 to the contrary notwithstanding, the results obtained in the course of the Research Program may be submitted for publication following scientific review by the Research Committee and subsequent approval by OSI's, HMRI's and HOECHST's managements, as applicable. After receipt of the proposed publication by HMRI's, HOECHST's and OSI's managements, as applicable, written approval or disapproval shall be provided within thirty (30) days for a manuscript, within fourteen (14) days for an abstract for presentation at, or inclusion in the proceedings of, a scientific meeting, and within fourteen (14) days for a transcript of an oral presentation to be given at a scientific meeting.

                  4.3 Publicity. Except as required by law, no party may disclose the existence of this Agreement nor the research described in it except with the written consent of the other parties, which consent shall not be unreasonably withheld.

                  4.4 Disclosure of Inventions. Each party shall promptly inform the other parties about all inventions concerning the Identified Targets that are conceived, made or developed in the course of carrying out the Research Program by employees of, or consultants to, any party solely, or jointly with employees of, or consultants to the other parties. This

Agreement shall not be construed to obligate a party to disclose to the other parties any invention which does not concern the Identified Targets.

                  4.5 Restrictions on Transferring Materials. The HOECHST Group and OSI recognize that the Materials which are part of OSI Technology, OSI Option Technology, HOECHST Group Technology, HOECHST Technology, HRPI Technology, or Joint Technology represent valuable commercial assets. Therefore, throughout the Contract Period and for five (5) years thereafter, OSI and the HOECHST Group agree not to transfer to any Third Party any such Materials which constitute Technology or Option Technology owned solely by a member of the HOECHST Group or OSI, respectively. Additionally, throughout the Contract Period and for six (6) months thereafter, OSI and the HOECHST Group agree not to transfer to any Third Party any Materials which are part of Joint Technology or Option Technology owned solely by OSI or a member of the HOECHST Group, unless prior consent for any such transfer is obtained from the other parties, which consent shall not be unreasonably withheld, and unless such Third Party agrees as a condition of any such transfer not to transfer the Materials further and to use the Materials only for research purposes not directed toward the development of Products.

                  4.6 Permitted Use of Confidential Information. Nothing contained herein will in any way restrict or impair any party's right to use, disclose or otherwise deal with any Confidential Information which:

                           (a)      at the time of disclosure is properly in the
public domain or thereafter becomes part of the public domain by publication or otherwise through no breach of this Agreement by the party receiving such information;

                           (b)      the party receiving such information can
establish by competent evidence that such information was properly in its possession prior to the time of the disclosure;

                           (c)      is independently and properly made available
as a matter of right to the party receiving such information by a Third Party who is not thereby in violation of a confidential relationship with the other party;

                           (d)      is information which is required to be
included in patent applications filed under Article 6 or required to be provided to a government agency in order for a member of the HOECHST Group to obtain approvals to market Products, or for OSI to make a Product for a member of the HOECHST Group hereunder; provided, however, that no HOECHST Group or OSI Confidential Information shall be disclosed in any such patent application or otherwise without the prior written consent of the other party which consent shall not be unreasonably withheld;

                           (e)      is information which is required to be
disclosed to customers, users and prescribers of a Product, or which is reasonably necessary to disclose in connection with the ethical marketing of a Product; provided, however, that no OSI Confidential Information or HOECHST Group Confidential Information will be so disclosed without the prior written consent of OSI or the HOECHST Group, respectively, which consent will not be unreasonably withheld; or

                           (f)      is information required to be disclosed by
law or by a court order, in each of which cases the disclosing party shall timely inform the other and use its best efforts to limit the disclosure and maintain confidentiality to the extent possible and will permit the other party to limit such disclosure.

         5.       Licenses and Royalties.

                  5.1 Grant of Licenses. OSI hereby grants to the HOECHST Group a worldwide license including the right to sublicense under the OSI Technology, the OSI Patents, the OSI Improvements, and OSI rights in the Joint Technology to develop, make, have made, use, and sell HMRI Products and HOECHST Group Products, which license shall be exclusive (even as to OSI) for so long as the HOECHST Group is obligated to pay a royalty under Sections 5.7.1, 5.7.2 or
5.7.3. The HOECHST Group agrees that OSI shall be identified on the packaging of all HMRI Products and HOECHST Group Products on which the HOECHST Group is obligated to pay royalties.

                  5.2 Paid-Up License. Provided that the HOECHST Group has satisfied all of its obligations to pay royalties hereunder, HOECHST and HMRI shall have a paid-up license permitting royalty-free manufacture, use, and sale of each HOECHST Group Product or HMRI Product in each country after the expiration of the HOECHST Group's last obligation to pay royalties on Net Sales of each such HOECHST Group Product or HMRI Product, respectively, in each such country.

                  5.3 Obligations. The HOECHST Group shall use reasonably diligent efforts to exploit HOECHST Group Products and HMRI Products commercially. This requirement shall be deemed satisfied if the HOECHST Group uses the same degree of diligence it uses with respect to products developed by the HOECHST Group outside of this Agreement. If the HOECHST Group elects to discontinue development of a Compound, it shall so notify OSI. The parties shall discuss the possibility of the HOECHST Group licensing the Compound to OSI. The HOECHST Group shall not license such Compound to any other party on terms more favorable than those offered to OSI.

                  5.4 Sublicenses. If the HOECHST Group grants a sublicense pursuant to Article 5, the HOECHST Group shall guarantee that any sublicensee fulfills all of the HOECHST Group's obligations under this Agreement. In the event the HOECHST Group or OSI grants sublicenses under Article 5 to others to make, use, or sell products, such sublicenses shall include an obligation of the sublicensees to account for and report all Net Sales of such products on the same basis as if such sales were Net Sales of products by the HOECHST Group, and the HOECHST Group shall pay royalties to OSI under this Agreement as if the Net Sales of the sublicensee were Net Sales of the sublicensor.

                  5.5      Rights to Product Improvements. For a period of five
(5) years from the termination of the Research Program, the HOECHST Group shall acquire an exclusive, (nonexclusive in the countries of the world in which this section might otherwise be deemed to violate restrictive trade practices laws) worldwide, royalty-free license to any product improvements made by OSI to any HOECHST Group Products or HMRI Products, but only to the extent necessary to guarantee that the HOECHST Group can fully enjoy all the rights granted to it pursuant to Article 5. OSI shall promptly and fully notify the HOECHST Group of any such product improvements made by OSI, including costs. All such improvements shall be included within the scope of this Agreement.

                  5.6 Technical Assistance. OSI shall provide to the HOECHST Group or any Affiliate or sublicensee of the HOECHST Group, at the HOECHST Group's request and expense, any assistance reasonably necessary to enable the HOECHST Group or such Affiliate or sublicensee to manufacture, use, or sell each HOECHST Group Product and HMRI Product and to enjoy fully all the rights granted to the HOECHST Group pursuant to this Agreement.


                  5.7 Royalties, Payments of Royalties, Accounting for Royalties, Records.

                           5.7.1    HOECHST Group Patented Products. The HOECHST
Group shall pay OSI a royalty at the applicable following rate with respect to Net Sales of each HOECHST Group Product, the manufacture, use, or sale of which is covered by a Valid Claim of a HOECHST Group Patent, OSI Patent or patent involving Joint Improvements; provided, that the HOECHST Group shall pay OSI a royalty pursuant to this Section 5.7.1 for a HOECHST Group Product that employs OSI Patents only to extent the OSI Patent arises out of research directed to a HOECHST Group Identified Target: ** of Net Sales of each HOECHST Group Product if the HOECHST Group Product originated from an OSI developed transcription assay pursuant to the Research Program; ** of Net Sales of each HOECHST Group Product if such HOECHST Group Product originated from an OSI developed bio assay pursuant to the Research Program; ** of Net Sales of each HOECHST Group Product if such HOECHST Group Product originated from a bio assay developed by the HOECHST Group using OSI transcription technology with OSI screening pursuant to the Research Program; ** of Net Sales of each HOECHST Group Product if such HOECHST Group Product originated from a bio assay developed by the HOECHST Group with OSI screening pursuant to the Research Program; or ** of Net Sales of each HOECHST Group Product if the HOECHST Group Product originated from a HOECHST Group non bio "in vitro" assay with OSI screening pursuant to the Research Program. An additional ** of Net Sales will be paid to OSI if the HOECHST Group Product is derived from a proprietary compound of OSI, as previously disclosed in writing to the members of the HOECHST Group, as the same may be amended from time to time, as set forth in the minutes of the Research Committee. The Research Committee shall determine the origination and derivation of a HOECHST Group Product for purposes of this
Section 5.7.1. The HOECHST Group shall continue to pay royalties on sales of each HOECHST Group Product on a country by country basis as long as


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                                      -31-
the manufacture, use and/or sale of such HOECHST Group Product would infringe a Valid Claim of an applicable patent pursuant to this Agreement.

                           5.7.2    HMRI Patented Products. HMRI shall pay OSI a
royalty rate of ** of the Net Sales of each HMRI Product, the manufacture, use, or sale of which is covered by a Valid Claim of an HMRI Patent, OSI Patent or patent involving Joint Improvements; provided, that HMRI shall pay OSI a royalty pursuant to this Section 5.7.2 for an HMRI Product that employs OSI Patents only to the extent the OSI Patent arises out of research directed to an HMRI Identified Target. HMRI shall continue to pay royalties on sales of each HMRI Product on a country by country basis as long as the manufacture, use and/or sale of such HMRI Product would infringe a Valid Claim of an applicable patent pursuant to this Agreement.

                           5.7.3    Technology. HMRI shall pay OSI a royalty at
the rate of ** of the Net Sales of each HMRI Product which is not covered by a Valid Claim of an HMRI Patent, OSI Patent or patent involving Joint Improvements. The HOECHST Group shall pay OSI a royalty of ** of the Net Sales of each HOECHST Group Product which is not covered by a Valid Claim of a HOECHST Group Patent, OSI Patent or patent involving Joint Improvements. Such royalty shall be paid in each country of the world for ten (10) years from the date of first commercial sale of such HOECHST Group Product or HMRI Product, as applicable, in each such country, except that in the case of countries signatory to the Treaty


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                                      -32-
of Rome said obligation to pay royalties shall terminate on the earlier of the termination of said ten (10) year period or the date on which Joint Technology enters the public domain.

                  5.7.4 Single Royalty. The parties acknowledge that only one royalty rate, the highest one applicable, under either Section 5.7.1 or Section 5.7.2, as the case may be, and Section 5.7.3 will be applicable to Net Sales of each HOECHST Group Product or HMRI Product, as applicable.

                  5.7.5    Third Party Royalties.

                           (a)      Any royalty payable to any Third Party
including but not limited to royalties paid for licensed compounds (other than royalties arising out of OSI Technology or HOECHST Group Technology), shall be borne first by the HOECHST Group, provided that an amount equal to ** or less of any such Third Party royalty may be offset against any royalties due OSI under
Section 5.7.1, 5.7.2, or 5.7.3, as the case may be, but only to the extent that the amount paid to OSI is equal to or greater than ** of the total royalty that would otherwise be due to OSI under Section 5.7.1, 5.7.2 or 5.7.3, as the case may be, for the relevant period.

                           (b)      Any royalty payable to any Third Party
arising out of OSI Technology or HOECHST Group Technology shall be payable solely by OSI or the HOECHST Group, respectively.


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                                      -33-

                  5.7.6 Payment Dates. Royalties shall be paid by the HOECHST Group on Net Sales within ninety (90) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each HOECHST Group Product or HMRI Product by the HOECHST Group in each country, the applicable royalty rate for such HOECHST Group Product or HMRI Product, and a calculation of the amount of royalty due.

                  5.7.7 Accounting. The Net Sales used for computing the royalties payable to OSI by the HOECHST Group shall be computed and paid in U.S. dollars. For purposes of determining the amount of royalties due with respect to Net Sales in any foreign currency, the amount shall be computed generally by converting the foreign currency amount into U.S. Dollars using for each month's calculation the foreign currency exchange rate on the last day of the preceding month or such other method as is consistent with the HOECHST Group's internal foreign currency translation procedures, in any case, as actually used by the HOECHST Group on a consistent basis in preparing its audited financial statement.

                  5.7.8 Records. The HOECHST Group shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by the HOECHST Group of each HOECHST Group Product or HMRI Product in sufficient detail to allow the accruing royalties to be determined accurately. OSI shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to obtain at its expense from the independent certified public accountant used by a member of the HOECHST Group for public reporting an audit of the relevant records of the HOECHST Group to verify such report or statement. Each of the members of the HOECHST Group shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from OSI, to the extent reasonably necessary to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. OSI agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for OSI to reveal such information in order to enforce its rights under this Agreement or disclosure is required by law. The failure of OSI to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and the members of the HOECHST Group shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of the inspection shall be binding on both parties.

                  5.7.9 Withholding Taxes. All amounts owing to OSI specified in this Agreement shall be paid net of all applicable taxes, fees, and other charges excluding only taxes on the HOECHST Group's income. The HOECHST Group will assist OSI in minimizing the withholding tax applicable to any payment made by the HOECHST Group hereunder and in claiming tax refunds at OSI's request.

                  5.8 Representation and Warranty. OSI and the members of the HOECHST Group represent and warrant to the others that they have the right to grant to each other the licenses granted to them pursuant to this Agreement, and that the licenses so granted do not conflict with or violate the terms of any agreement between any of them and any Third Party.

                  5.9 Option for License. Upon the request of HMRI, HOECHST or OSI, OSI and HMRI or HOECHST, as applicable, will enter into negotiations with respect to a license agreement pursuant to which HMRI or HOECHST, or any of their Affiliates, would acquire an exclusive, worldwide license, including the right to grant sublicenses, to make, use and sell HRPI Products or HOECHST Products, as applicable. The option hereinabove provided for will commence with the Effective Date and expire four (4) years after the end of the Contract Period unless such option is earlier terminated pursuant to the terms of this Agreement. Such license agreement shall among other things provide for:

                           (i)      payments by HMRI or HOECHST to OSI of a
royalty of ** of net sales for each HRPI Product or HOECHST Product, respectively, employing OSI Option Patents or HRPI Patents, in the case of HRPI Products, or OSI Option Patents or HOECHST Patents, in the case of HOECHST Products, and ** of net sales for each HRPI Product or HOECHST Product, respectively, employing only OSI Option Technology or HRPI Technology, in the case of HRPI Products, or OSI Option Technology or HOECHST Technology, in the case of HOECHST Products;

-----------------

**    This portion redacted pursuant to a request for confidential treatment.

                                    (ii)     if HRPI Patents, HOECHST Patents or
OSI Option Patents are involved, payments of the applicable royalty will be made as long as the manufacture's use and/or sale of such HRPI Product or HOECHST Product, as the case may be, would infringe a Valid Claim of an applicable patent;

                                    (iii)    if Option Technology is involved
and there are no Valid Claims with respect thereto, payments of the applicable royalty will be made with respect to sales in a Designated Country (as hereinafter defined) until ten (10) years after the first commercial sale is made in such Designated Country. The Designated Countries are USA, Canada, Germany, United Kingdom, France, Spain, Italy and Japan; and

                                    (iv)     such other customary and other
terms as are negotiated between the parties.

                  5.10 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified herein:

                           (a)      "OSI Option Technology" means all Option
Technology that pertains to an HOECHST Identified Target or HRPI Identified Target and relates to transcriptional modulation of gene expression of the gene encoding the HOECHST Identified Target or HRPI Identified Target, including all improvements thereto and the use of such Option Technology to develop transcription-based drugs, that is or was:

                                    (i)      developed by employees of, or
consultants to, OSI alone or jointly with third parties including HOECHST or HRPI (or, if after January 1,

1996 and with respect to a HRPI Identified Target or a HOECHST Identified Target, HMRI); or

                                    (ii)     acquired by purchase, license,
assignment or other means from third parties by OSI. OSI Option Technology shall include all such Option Technology other than HOECHST Technology or HRPI Technology.

                           (b)      "Option Technology" means and includes all
technology and technical information that pertains to the development of HRPI Products or HOECHST Products, as the case may be, derived from the collaborative research conducted pursuant to the HRPI-OSI Agreement or the HOECHST-OSI Agreement, respectively, or the Research Program with respect to the HRPI Identified Targets or HOECHST Identified Targets.

                           (c)      "HOECHST Technology" means Option Technology
developed through the use of OSI Option Technology that pertains to a HOECHST Identified Target and relates to specific chemical compounds or drugs or the therapeutic use(s) of such compounds or drugs, that is or was:

                                    (i)      developed by employees of, or
consultants to, HOECHST (or if after January 1, 1996 and with respect to a HOECHST Identified Target, HMRI) alone or jointly with third parties including OSI; or

                                    (ii)     acquired by purchase, license,
assignment or other means from third parties by HOECHST (or, if after January 1, 1996 and with respect to a HOECHST Identified Target, either HOECHST or HMRI).

                           (d)      "HRPI Technology" means Option Technology
developed through the use of OSI Option Technology that pertains to specific chemical compounds or drugs or the therapeutic use(s) of such compounds or drugs, that is or was:

                                    (i)      developed by employees of, or
consultants to, HRPI (or, if after January 1, 1996 and with respect to a HRPI Identified Target, HMRI or HOECHST) alone or jointly with third parties including Affiliates of HRPI and OSI; or

                                    (ii)     acquired by purchase, license,
assignment or other means from third parties, including Affiliates of HRPI by HRPI (or, if after January 1, 1996 and with respect to a HRPI Identified Target, HMRI or HOECHST).

                           (e)      "OSI Option Patents" shall mean all
applications for letters patent, whether domestic or foreign, which are encompassed within OSI Option Technology, including all continuations, continuations-in-part, divisions, renewals and patents and additions thereof, all letters patent granted thereon, and all reissues and extensions thereof.

                           (f)      "HRPI Patents" shall mean all applications
for letters patent, whether domestic or foreign, which are encompassed within HRPI Technology, including all continuations, continuations-in-part, divisions, renewals and patents and additions thereof, all letters patent granted thereon, and all reissues and extensions thereof.

                           (g)      "HOECHST Patents" shall mean all
applications for letters patent, whether domestic or foreign, which are encompassed within HOECHST Technology, including all continuations, continuations-in-part, divisions, renewals and patents and additions thereof, all letters patent granted thereon, and all reissues and extensions thereof.

         6. Provisions Concerning the Filing, Prosecution and Maintenance of Patent Rights. The following provisions relate to the filing, prosecution and maintenance of OSI Patents, OSI Option Patents, patents involving Joint Improvements, HOECHST Group Patents, HOECHST Patents, HRPI Patents, and HMRI
Patents:

                  6.1 OSI Filing, Prosecution and Maintenance. OSI shall have the exclusive right and obligation:

                           (a)      to file applications for letters patent on
any patentable invention included in OSI Improvements, OSI Option Patents or in Joint Improvements which relate to cell lines, cloning of cell lines and methodologies for determining the effect of compounds on biochemical processes; provided, however, that OSI shall provide to the HOECHST Group copies of all patent applications prior to filing for the purpose of obtaining substantive comment of the HOECHST Group patent counsel and consult with the HOECHST Group regarding countries in which such patent applications should be filed and shall file patent applications in those countries where the HOECHST Group requests that OSI file; and further provided, that OSI, at its option and expense, may file in countries where the HOECHST Group does not request that OSI file;

                           (b)      to prosecute all pending and new patent
applications included within OSI Improvements, OSI Option Patents or Joint Improvements which relate to cell lines, cloning of cell lines and methodologies for determining effect of compounds on biochemical processes and to respond to oppositions filed by Third Parties against the grant of letters patent for such applications, provided that OSI shall also provide to the HOECHST Group copies of all documents relating to prosecution of all patent applications and/or oppositions filed by Third Parties in a timely manner for the purpose of obtaining substantive comment of HOECHST Group patent counsel;

                           (c)      to maintain in force any letters patent
included in OSI Patents and OSI Option Patents by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted;

                           (d)      to notify the HOECHST Group in a timely
manner of any decision to abandon a pending patent application or an issued patent included in OSI Patents and OSI Option Patents. Thereafter, the HOECHST Group shall have the option, at its expense, of continuing to prosecute in its own name any such pending patent application or of keeping the issued patent in force; and

                           (e)      to provide to the HOECHST Group every six
(6) months a report detailing the status of all patent applications that are part of OSI Patents and OSI Option Patents.

                  6.2 HOECHST Group Filing, Prosecution and Maintenance. The HOECHST Group shall have the exclusive right and obligation:

                           (a)      to file applications for letters patent on
any patentable invention included in HOECHST Improvements, HMRI Improvements, HOECHST Patents, HRPI Patents or in Joint Improvements which relate to new compounds and therapeutic uses or manufacturing processes of known compounds; provided, however, that the HOECHST Group provide to OSI copies of all patent applications prior to filing for the purpose of obtaining substantive comment of OSI patent counsel and shall consult with OSI regarding countries in which such patent applications should be filed and shall file patent applications in those countries where OSI requests that the HOECHST Group file; and further provided, that the HOECHST Group, at its option and expense, may file in countries where OSI does not request that the HOECHST Group file;

                           (b)      to prosecute all pending and new patent
applications included within HOECHST Improvements, HMRI Improvements, HOECHST Patents, HRPI Patents or Joint Improvements which relate to new compounds and therapeutic uses of known compounds and to respond to oppositions filed by Third Parties against the grant of letters patent for such applications; provided that the HOECHST Group shall also provide to OSI copies of all documents relating to prosecution of all patent applications in a timely manner for the purpose of obtaining substantive comment of OSI patent counsel;

                           (c)      to maintain in force any letters patent
included in HOECHST Group Patents, HMRI Patents, HOECHST Patents and HRPI Patents by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted;

                           (d)      to notify OSI in a timely manner of any
decision to abandon a pending patent application or an issued patent included in HOECHST Group Patents, HMRI Patents, HOECHST Patents and HRPI Patents. Thereafter, OSI shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force; and

                           (e)      to provide to OSI every six (6) months a
report detailing the status of all patent applications that are part of HOECHST Group Patents, HMRI Patents, HOECHST Patents and HRPI Patents.

                  6.3 Reimbursement of Expenses. The HOECHST Group will reimburse OSI for its reasonable out-of-pocket costs incurred after the Effective Date to file, prosecute, issue, maintain and extend patent applications and patents within the OSI Patents and OSI Option Patents in countries in which the HOECHST Group has requested OSI to file. OSI agrees to utilize the in- house patent services and capabilities of the HOECHST Group wherever practicable. OSI will reimburse the HOECHST Group for its reasonable out-of-pocket costs incurred after the Effective Date to file, prosecute, issue, maintain and extend patent applications and patents within the HOECHST Group Patents, HMRI Patents, HRPI Patents and HOECHST Patents in countries in which OSI has requested the HOECHST Group to file that the HOECHST Group would not have otherwise filed. The HOECHST

Group agrees to utilize the in-house patent services and capabilities of OSI wherever practicable.

                  6.4 Patent Extensions. In the event any patent in the OSI Patents, OSI Option Patents, HOECHST Group Patents, HMRI Patents, HRPI Patents or HOECHST Patents is eligible for extension or Supplementary Protection Certificate, the Research Committee shall determine for which patents, applications for extension shall be filed.

                  6.5      Legal Action.

                           6.5.1    Actual or Threatened Disclosure or
Infringement. When information comes to the attention of the HOECHST Group to the effect that any patent or Joint Technology relating to a Product have been or are threatened to be unlawfully disclosed or that any of the exclusive rights granted by this agreement has been or is threatened to be unlawfully infringed, the HOECHST Group shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful disclosure or infringement, including the right to bring or defend any suit, action or proceeding involving any such disclosure or infringement. The HOECHST Group shall notify OSI promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If the HOECHST Group determines that it is necessary or desirable for OSI to join any such suit, action, or proceeding, OSI shall execute all papers and perform such other acts as may be reasonably required to permit the HOECHST Group to act in OSI's name. In the event that the HOECHST Group brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses of every kind and character, including reasonable attorney's fees, involved in-the prosecution of any suit, and twenty-five percent (25%) of any funds that shall remain from said recovery shall be distributed to OSI and the balance of such funds shall be retained by the HOECHST Group.

                  If the HOECHST Group does not, within one hundred twenty (120) days after giving notice to OSI of the above-described information, notify OSI of the HOECHST Group's intent to bring suit against any infringer, OSI shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may cause the HOECHST Group to be joined as a party plaintiff, if appropriate, in which event OSI shall hold the HOECHST Group free, clear, and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to OSI. However, twenty-five percent (25%) of any such sums received by OSI, after deduction of the costs and expenses of litigation, including attorney's fees paid, shall be paid to the HOECHST Group. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement, under the terms of this Section. If the HOECHST Group lacks standing to bring any such suit, action, or proceeding, then OSI shall do so at the request of the HOECHST Group and at the HOECHST Group's expense.

                           6.5.2    Defense of Infringement Claims. If OSI or
the HOECHST Group, any of their respective licensees or their customers shall be sued by a

Third Party for infringement of a patent because of the research, development, manufacture, use or sale of Products, the party which has been sued shall promptly notify the others in writing of the institution of such suit. OSI shall give to the HOECHST Group all authority (including the right to exclusive control of the defense of any such suit, action, or proceeding and the exclusive right to compromise, litigate, settle, or otherwise dispose of any such suit, action, or proceeding), information and assistance necessary to defend or settle any such suit, action, or proceeding. The parties shall share the expenses of implementing the agreed defense on the following basis:

                           (a)      If the alleged infringement is due to the
use of OSI Technology or OSI Option Technology, then the expenses shall be borne equally by the HOECHST Group and OSI.

                           (b)      If the alleged infringement is due to the
sale of a Product by the HOECHST Group, then the HOECHST Group shall bear 75% of the expense and OSI shall bear 25% of the expense; provided that OSI's sole obligation will be paid in the form of a 50% reduction during the pendency of the action (but not after it has been concluded) in the royalty otherwise payable by the HOECHST Group or a 50% credit against future royalties until OSI's share of the expenses of such suit are recovered. If such suit results in any award or settlement paid in favor of the HOECHST Group or OSI, such amount shall be shared in the same proportion as the expenses of such suit have been actually borne. OSI's sharing of the expense of any suit shall be limited to the foregoing royalty reduction and if the royalty reduction and OSI's share of any award shall not be sufficient to cover its share of the expenses of such suit, OSI shall not be obligated to make up the shortfall. If it is agreed that if one party shall conduct the defense, the other shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to the other all evidence and assistance in its control.

                           6.5.3    Hold Harmless. OSI agrees to defend,
protect, indemnify, and hold harmless the HOECHST Group and any sublicensee of the HOECHST Group, from and against any loss or expense arising from any proven claim of a Third Party that it has been granted rights by OSI that the HOECHST Group or any sublicensee of the HOECHST Group in exercising their rights granted to the HOECHST Group by OSI pursuant to this Agreement, has infringed upon such rights granted to such Third Party by OSI. The HOECHST Group agrees to defend, protect, indemnify, and hold harmless OSI from and against any liability, claim, loss, cost, or expense arising from any claim for product liability based upon the HOECHST Group's manufacture, use, or sale of any Product.

                           6.5.4    Third Party Licenses. If the HOECHST Group
and OSI agree the manufacture, use, or sale by the HOECHST Group of a Product, in any country would infringe a patent owned by a Third Party, the HOECHST Group and OSI shall attempt to obtain a license under such patent. If the HOECHST Group obtains a license under such patent, ** of any payments made by the HOECHST Group to such Third Party shall be deductible from royalty payments due from the HOECHST Group to OSI pursuant to this

-----------------

**     This portion redacted pursuant to a request for confidential treatment.

Agreement; provided, however, that in no event shall royalties payable to OSI be reduced by more than ** as a result of all such deductions. All such computations, payments, and adjustments shall be on a country by country and patent by patent basis. If either the HOECHST Group or OSI is of the opinion that such manufacture, use, or sale would not infringe such patent owned by a Third Party, the HOECHST Group may, at its election, bring suit against such Third Party seeking a declaration that such patent is invalid or not infringed by the HOECHST Group's manufacture, use or sale of Product, involved, or may bring opposition, nullity, or other proceedings against such patent, as appropriate. If the HOECHST Group is successful in such suit, the HOECHST Group shall continue to pay royalties in such country as provided in Article 5. If the HOECHST Group does not bring such suit or is unsuccessful in such suit, it shall join OSI in an attempt to obtain a license under such patent, and royalty payments made by the HOECHST Group to such Third Party for such license shall be as provided in paragraph 6.5.2.

         7.       Other Rights of the Parties.

                  7.1 Other OSI Ventures. Except as provided in paragraphs 2.4, OSI shall have the right to apply for, and receive grants or contracts from, public and private sources, including without limitation, the National Institutes of Health, the American Cancer Society, and the National Science Foundation. Except as provided in paragraph 2.2, OSI shall also have the right to enter into co-venture arrangements, whether written or oral, with Third Parties to develop any product.

-----------------

**    This portion redacted pursuant to a request for confidential treatment.

                  7.2 Acquisition of Rights from Third Parties. During the Contract Period, OSI and the HOECHST Group shall promptly notify each other in writing of any and all opportunities to acquire in any manner from Third Parties, technology or patents which may be useful in, or may relate to the Research Program. The Research Committee shall decide if such rights should be acquired and, if so, whether by OSI or the HOECHST Group. If acquired, such rights shall become part of Joint Technology.

         8.       Term, Extension, Termination and Disengagement.

                  8.1 Term. Unless sooner terminated or extended, this Agreement shall expire on the later of March 31, 2002 or the last to expire of any obligation to pay royalties.

                  8.2 Events of Termination. The following events shall constitute events of termination ("Events of Termination"):

                           (a)      Any representation or warranty by OSI or the
HOECHST Group, or any of their officers, under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

                           (b)      OSI or the HOECHST Group shall fail in any
material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty

(30) days after written notice to the failing party. Section 3.1.6 shall not be the basis of an Event of Termination or the basis of any claim for monetary or other relief.

                           (c)      The occurrence of a change of control of one
of the parties. A change of control shall be deemed to have occurred if, after the date of this Agreement, (i) any Third Party acquires a majority of the shares of a party or acquires a right to control the voting of a majority of shares of a party, (ii) any Third Party acquires sufficient shares or the right to control the votes of sufficient shares to enable such Third Party to elect a majority of the board of directors of a party, or (iii) any person acquires the power through share ownership or otherwise to designate a majority of the board of directors of a party.

                  8.3      Termination.

                           8.3.1    Upon the occurrence of any Event of
Termination, the party not responsible may, by notice to the other parties, terminate this Agreement subject to compliance with the terms of Article 11.

                           8.3.2    If the HOECHST Group terminates this
Agreement pursuant to Section 8.3.1, (i) the license and the obligation to pay royalties as provided in Section 5.7 shall continue and (ii) the option to negotiate a license pursuant to Section 5.9 shall continue. If OSI terminates this Agreement pursuant to Section 8.3.1, (i) the license and the obligation to pay royalties as provided in Section 5.7 shall terminate and (ii) the option of the HOECHST Group to negotiate a license pursuant to Section 5.9 shall terminate.

                  8.4 Termination by the HOECHST Group. After this Agreement has been in effect for a period of thirty-six (36) months, the HOECHST Group may terminate this Agreement, with or without cause, upon six (6) months notice to OSI. Upon receipt of such notice, OSI may, at its sole option, terminate all work under the Research Program unless otherwise agreed with the HOECHST Group. If the HOECHST Group terminates this Agreement pursuant to this Section, it will make the Funding Payments which would otherwise have been due for such six-month period and will retain all rights set forth herein, subject to the payment of royalties herein required.

         9. Representations and Warranties. OSI, HMRI and HOECHST each represents and warrants as follows:

                  9.1 It is a corporation duly organized, validly existing and is in good standing under the laws of, in the case of OSI and HMRI, the State of Delaware and in the case of HOECHST, Germany, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

                  9.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

                  9.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

                  9.4 It is not under any obligation to any Third Party, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

                  9.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities and the Research Program, subject to no claim of any Third Party other than the relevant lessors or licensors.

         10.      Covenants of OSI.

                  10.1 Affirmative Covenants of OSI Other Than Reporting Requirements. Throughout the Contract Period, OSI shall:

                           10.1.1   maintain and preserve its corporate
existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of its business and operations or the ownership of its properties.

                           10.1.2   comply in all material respects with the
requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program.

         11.      Dispute Resolution.

                  11.1 Mediation Committee. The Chief Executive Officers of the parties shall constitute the Mediation Committee. In the event OSI or the HOECHST Group believes that the other has breached the Agreement or failed to meet a condition or milestone required to be met, or a dispute has arisen between the parties, the parties agree that, before any party initiates arbitration proceedings pursuant to Section 11.6, it shall give the other parties notice and shall demand that the members of the Mediation Committee attempt to resolve the matter amicably. If the Mediation Committee is unable to resolve a matter within five (5) days of submission of the matter to it via telephone, telefax or other written or oral contact, the Committee shall meet in person, not later than fifteen (15) days following submission of the matter to it, at a mutually convenient place to attempt in good faith to resolve the dispute. If the Mediation Committee is unable to resolve a dispute on any matter other than those set forth in Section 11.2 herein, unless a mutually acceptable extension is agreed upon by the Mediation Committee, either side shall have the right, but not the obligation, to initiate arbitration proceedings respecting the matter under review, in accordance with
Section 11.6.

                  11.2 Non-Arbitrable Issues. If the Mediation Committee is unable to resolve any matters relating to modification of the Research Program, such matter shall not be submitted to arbitration pursuant to Section 11.3 hereof but instead shall be resolved in accordance with the applicable provision of this Agreement.

                  11.3 Scope of Arbitration. The parties agree that all disputes except those set forth in Section 11.2 above arising under this Agreement shall be resolved by arbitration in accordance with the provisions of this Article 11; provided, however, that during the period of arbitration on any dispute the parties shall continue to fulfill their obligations as set forth in this Agreement.

                  11.4 Arbitration Panel. The arbitration shall be held before a panel of three (3) persons (the "Arbitration Panel").


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
                           11.4.1   Selection. Within fifteen (15) days of the
appointment of the two initial arbitrators, the two arbitrators so appointed shall appoint the third arbitrator, who shall be an attorney and shall act as chair of the Arbitration Panel.

                           11.4.2   Qualifications. The two arbitrators selected
by the parties hereto shall have experience in the pharmaceutical and/or biotechnology industry. None of the arbitrators shall be employed or retained by or otherwise related to OSI or the HOECHST Group.

                           11.4.3   Failure to Name. If a party fails to name
its arbitrator within thirty (30) days of the receipt of the Notice Arbitration, then the arbitrator already named shall immediately select the second arbitrator. The two arbitrators so appointed shall appoint the third arbitrator, who shall be an attorney and shall act as chair of the Arbitration Panel.

                           11.4.4   Right to Select Replacement. In the event
that an arbitrator refuses or is otherwise unable to serve as such, the party or the other arbitrator(s) as the case may be, who selected such arbitrator shall have the right to select his/her replacement. Such replacement shall be selected within fifteen (15) days of the refusal or inability by such arbitrator to serve.


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
                  11.5     Designation of Rules, Situs, Governing Law.

                           11.5.1   Designation of Rules. The parties agree that
the arbitrators shall apply the Federal Rules of Evidence as they are applied in cases tried to a court sitting without a jury; unless the parties agree otherwise, the opinions of expert witnesses shall not be admissible. The parties agree that discovery proceedings shall be limited to: (a) the dispute; (b) depositions of those persons having direct knowledge of the dispute; and (c) submission of all documents which relate to the dispute.

                           11.5.2   Situs. The arbitration hearing shall be held
in New York unless otherwise mutually agreed.


                           11.5.3   Governing Law. The arbitrators shall
interpret the Agreement in accordance with the laws of New York.

                  11.6     Procedure.

                           11.6.1   Conciliation Period. No party shall send a
Notice of Arbitration in connection with a dispute under this Article 11 unless at least thirty (30) days prior to the date of such Notice of Arbitration, such party shall have furnished to the other parties written notice of its intent to send a Notice of Arbitration in connection with a dispute. Such 30-day period is referred to as the "Conciliation Period." During the Conciliation Period, the parties shall attempt in good faith to settle the dispute.


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
                           11.6.2   Notice of Arbitration. The party seeking to
institute arbitration (hereinafter, a "Claimant") shall do so by sending the other parties (hereinafter, each a "Respondent") a written notice of arbitration (the "Notice of Arbitration"). The Notice of Arbitration shall set forth in detail the nature of the dispute. The Notice of Arbitration shall also designate the arbitrator appointed by the Claimant and set forth a full Curriculum Vitae or resume showing that the arbitrator meets the qualifications set forth in
Section 11.4 2.

                           11.6.3   Response. Within thirty (30) days of the
Notice of Arbitration, the Respondent shall send the Claimant a written Response including any counterclaims (the "Response"). The Response shall also designate the arbitrator appointed by the Respondent and set forth a full Curriculum Vitae or resume showing that the arbitrator meets the qualifications set forth in
Section 11.4.2. If the Response sets forth a counterclaim, the Claimant may, within fifteen (15) days of the receipt of the Response, deliver to the Respondent and the arbitrators a Rejoinder (the "Rejoinder") answering such counterclaim.

                           11.6.4   Discovery. Within sixty (60) days of the
date of the Response, each party shall submit to the other parties and to the arbitrators one (1) copy of all documents in the possession, custody or control of the party or its Affiliates, which are relevant for a settlement of the dispute set forth in the Notice of Arbitration, Response or Rejoinder. Within forty-five (45) days of the date of the Response, each party shall submit to the other parties a list of all witnesses intended to be called at the hearing. Each party shall use its best efforts to make available for deposition within thirty
(30) days after the delivery of the list of witnesses at each party's respective location of its operations, all of its agents, employees, and Affiliates who have direct knowledge of the dispute at such times and places that shall not unreasonably disrupt the business of the other parties. The Chair of the Arbitration Panel shall determine all discovery disputes and may enforce a decision by imposing appropriate sanctions on the non-complying party(s).

                           11.6.5   Record. A stenographic record of all
proceedings shall be made and oaths administered by a duly licensed and qualified court reporter. The court reporter shall prepare five (5) copies of the stenographic record of such proceeding and shall send one (1) copy to each of the arbitrators and to each of the parties within seven (7) days of the relevant proceeding under this Section.

                           11.6.6   Attendance at Hearing. Each party may be
represented by an attorney at all hearings before the Arbitration Panel. The Arbitration Panel shall have the power to require the exclusion of any witness, other than a party or other essential person, during the testimony of any other witness. Unless the law provides to the contrary, the arbitration may proceed in the absence of any party or representative who, after due notice, fails to be present or fails to obtain a postponement. An award shall not be made solely on the default of a party; the Arbitration Panel shall require the party who is present to submit such evidence as it may require for the making of an award.

                           11.6.7   Postponement of Hearing. The Arbitration
Panel, for good cause shown, may postpone any hearing under any of the following conditions: (i) upon


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
the request of a party, (ii) upon its own initiative, and (iii) upon mutual agreement by the parties.

                           11.6.8   Post-Hearing Filings. Any post-hearing
briefs shall be made by the parties to the Arbitration Panel and the other party within fourteen (14) business days following the hearing. Each party shall be afforded an opportunity to examine any post-hearing filings and to provide a response to the Arbitration Panel within seven (7) business days of the receipt of a post-hearing filing.

                           11.6.9   Award Opinion. The Arbitration Panel shall
issue an opinion with respect to any dispute. The arbitrators shall issue a Final Decision within one (1) month from the final hearing on any dispute. Such opinion shall be written in the form of "Findings of Fact" and "Conclusions of Law," and shall include the reasons for a decision. A Final Decision shall be binding on both parties.

                           11.6.10  Rehearing. The parties agree that a
rehearing shall only be allowed in the event that the Chair of the Arbitration Panel is unable or unwilling to continue performance of the duties of an arbitrator.

                           11.6.11  Confidentiality. All arbitration proceedings
hereunder shall be conducted on a confidential basis. The parties and the arbitrators shall not disclose or otherwise make public any information revealed during the proceedings or any Final Decision which may result from the proceedings.


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
                           11.6.12  Waiver. Any arbitration proceeding hereunder
must be instituted within two (2) years after the controversy or claim arose. Failure to send a Notice of Arbitration within such two-year period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof.

                  11.7     Authority of Arbitrators.

                           11.7.1   Awards. The arbitrators shall have the power
to award money damages and equitable relief such as rescission, specific performance and injunctive relief. The arbitrators shall not award punitive or exemplary damages nor any damages based on a claim for tortious conduct.

                           11.7.2   Modification of Article 11. The Arbitration
Panel shall not have the power to amend, change or alter any provision of this
Article 11 without the express written consent of all parties.

                  11.8     Awards.

                           11.8.1   Judgment. Judgment upon the award rendered
by the arbitrators shall be enforceable in any court of competent jurisdiction. Each party agrees to submit to the personal jurisdiction of that court for purposes of the enforcement of any such award.

                           11.8.2   Fees and Expenses. All fees of the
arbitrators and the court stenographer shall be paid by the party who does not prevail in the arbitration as


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
determined by the arbitrators. In the event a settlement occurs before the issuance of a Final Decision, the parties shall unless otherwise agreed, each pay an equal portion of any fees of the arbitrators and the court stenographer and the cost of any transcripts. All other arbitration-related expenses shall be borne by the party incurring such expenses.

         12. Notices. All notices shall be mailed via certified mail, return receipt requested, telecopy or courier addressed as follows, or to such other address as may be designated from time to time:

         If to the HOECHST Group:   To HMRI and HOECHST at its address as
                                    set forth at the beginning of this Agreement
                                    Telecopy:
                                    Telecopy:

                                    Attention:  President

                                    with copy to:  Office of the General
                                    Counsel

         If to HOECHST:             To HOECHST at its address as set forth at
                                    the beginning of this Agreement
                                    Telecopy:

                                    Attention:  President

                                    with copy to:  Office of the General
                                    Counsel
                                    Telecopy:

         If to HMRI:                To HMRI at its address as set forth at the
                                    beginning of this Agreement
                                    Telecopy:

                                    Attention:  President
                                    with copy to:  Office of the General
                                    Counsel
                                    Telecopy: (816) 966-3805

         If to OSI:                 To OSI at its address as set forth at the
                                    beginning of this Agreement

                                    Telecopy:
                                    Attention:  Chief Executive Officer

Notices shall be deemed given as of the date of receipt.

         13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York.

         14. Termination of HRPI-OSI Agreement and HOECHST-OSI Agreement. Contemporaneously with the execution and delivery of this Agreement, the parties acknowledge and agree that the provisions of the HRPI-OSI Agreement and the HOECHST-OSI Agreement shall terminate. This Agreement constitutes the entire understanding of the parties related to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to the subject matter hereof.

         15.      Miscellaneous.

                  15.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.


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
                  15.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

                  15.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

                  15.4 Amendment; Waiver; etc. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the cause of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provision shall in no manner affect the rights at a later time to enforce the same.

                  15.5 No Third Party Beneficiaries. No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any Third Party.

                  15.6 Assignment and Successors. This Agreement may not be assigned by either party, except that the parties may assign this Agreement and their rights and interests, in whole or in part, to any of their Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation with or into such corporation.


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
                  15.7 Compliance with Antitrust/Competition Law. The parties acknowledge and undertake that they shall use commercially reasonable efforts to comply with all applicable antitrust/competition laws which may relate to this Agreement from time to time.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                    HOECHST MARION ROUSSEL, INC.

                                    By:____________________________________
                                             Name:_________________________
                                             Title:________________________

                                    HOECHST AKTIENGESELLSCHAFT

                                    By:____________________________________
                                             Name:_________________________
                                             Title:________________________

                                    By:____________________________________
                                             Name:_________________________
                                             Title:________________________

                                    ONCOGENE SCIENCE, INC.

                                    By:____________________________________
                                             Name:_________________________
                                             Title:________________________

                                   EXHIBIT A-1

                             HMRI IDENTIFIED TARGET

                                       **


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**    This portion redacted pursuant to a request for confidential treatment.

                                   EXHIBIT A-2

                            HOECHST IDENTIFIED TARGET

                                       **


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**    This portion redacted pursuant to a request for confidential treatment.

                                   EXHIBIT A-3

                        HOECHST GROUP IDENTIFIED TARGETS

                                       **


-----------------

**    This portion redacted pursuant to a request for confidential treatment.

                                   EXHIBIT A-4

                             HRPI IDENTIFIED TARGET

                                       **


-----------------

**    This portion redacted pursuant to a request for confidential treatment.